The Board of Directors
DUKE-WEEKS REALTY CORPORATION:


We consent to the use of our report dated January 31, 2001, on the consolidated financial statements of Duke-Weeks Realty Corporation and subsidiaries and the related financial statement schedule as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, which report appears in the annual report on Form 10-k of Duke-Weeks Realty Corporation for the year ended December 31, 2000, incorporated herein by reference. We also consent to the reference to our firm under the heading "Experts" in the prospectus.



KPMG LLP
Indianapolis, Indiana
April 13, 2001